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                                                                      EXHIBIT 99

                                                                  RISK FACTORS

       The following risk factors should be carefully considered by prospective investors in Iridium World Communications Ltd., Iridium LLC or Iridium Operating LLC. Iridium World Communications Ltd. acts as a member of Iridium LLC, or "Parent", and has no other business. The business of Iridium Operating LLC, or "Iridium", constitutes substantially all Parent's business. Factors affecting the business of Iridium are discussed below. In this exhibit, "we", "our" and words of similar import mean Iridium. Unless otherwise indicated, the information contained in this Exhibit is presented as of March 15, 1999.

       You are cautioned that the statements in this exhibit have not been revised to reflect subsequent events or circumstances after the date on which they were made. The registrants undertake no obligation to update this information to reflect events or developments that occur or arise after the date of this report.

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
RISK OF ERROR IN FORWARD                               Iridium is transitioning from a development stage company into
   LOOKING STATEMENTS                                  an operating company and has no meaningful operating history.
                                                       Accordingly, many statements contained in, or incorporated by
     Many of the statements                            reference into, this report are forward looking. Examples
     in this report are                                of these forward looking statements include the statements
     Forward looking and actual                        concerning Iridium's expectations about its:
     results may be materially                         - operations;
     different from those                              - revenues;
     expressed or implied by                           - markets;
     these statements.                                 - technical capabilities;
                                                       - funding needs;
     In particular, you                                - funding sources;
     should recognize that                             - prospects;
     statements about the                              - regulatory activities (including its ability to obtain or
     following topics are forward                        maintain the authority to operate its satellite services in
     looking:                                            virtually any country in the world);
     -   Iridium's estimates of                        - pricing of its services;
         the amount of its                             - availability and distribution of phones and pagers;
         funding needs;                                - competitors and their services; and
     -   Iridium's estimates                           - equipment suppliers', gateway operators', service
         of the amount and                               providers' and roaming partners' actions.
         availability of its
         funding sources;                              Forward looking statements are inherently predictive and
     -   Iridium's expectations                        speculative and we cannot assure you that our forward looking
         about its ability to                          statements will prove to be correct. Actual results and
         obtain additional                             developments are likely to be different, and may be materially
         financing;                                    different, from those expressed or implied by these state-
     -   Iridium's expectations                        ments. You should carefully review the other risk factors set
         about its ability to                          forth herein for a discussion of some of the factors which
         generate revenues from                        could result in any forward looking statement proving to be
         commercial operations;                        inaccurate.
         and
     -   Iridium's expectations                        In particular, investors should recognize that forward looking
         about how much revenue                        statements are based on a number of assumptions about future
         it will generate from                         events, many of which are beyond our control. For
         commercial operations.                        example, many of the statements in this report assume that
                                                       Iridium will transition smoothly from a development stage
     The forward looking state-                        company into an operating company and assume among other


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
     ments are based on a num-                         things, that:
     ber of assumptions and                            - there will be a sufficient number of customers for, and
     one or more of these                                usage of, the Iridium System to generate revenues in the
     assumptions is likely to                            amounts and at the times anticipated by Iridium (this
     be incorrect.                                       assumption is reflected in many of the forward looking
                                                         statements included in, or incorporated by reference in,
                                                         this report, including the statements in "Management's
                                                         Discussion and Analysis of Financial Condition and Results of
                                                         Operations --Liquidity and Capital Resources");
                                                       - the Iridium System will provide service acceptable to the market and will meet all systems specifications set forth in its development contracts and will have service
                                                         characteristics across Iridium's various service offerings that are at least as favorable as those that Iridium
                                                         expects;
                                                       - Iridium and its gateways will contract with and train a
                                                         sufficient number of service providers to ensure effective marketing and distribution of Iridium World Services;
                                                       - there will be no increased costs under the development and maintenance contracts for the Iridium System;
                                                       - Motorola and Kyocera will manufacture, and Iridium and its service providers will distribute, a sufficient number of
                                                         portable, hand-held phones and pagers for use with the
                                                         Iridium System on a timely basis, and Iridium will not
                                                         incur any significant additional expenses as a result of
                                                         any need to place orders for, or subsidize the sale of, any
                                                         Iridium phones and pagers;
                                                       - there will continue to be a sufficient number of
                                                         operational gateways to maintain the service quality and system capacity Iridium expects;
                                                       - Iridium's satellite navigation software, communications
                                                         software and its business support systems software will
                                                         continue to function as expected under the various service demands the Iridium System actually experiences;
                                                       - Iridium will contract with, and integrate into its various operations, a sufficient group of roaming partners to ensure that Iridium World Roaming Service meets Iridium's market
                                                         coverage expectations;
                                                       - the operation of the Iridium System will not be impaired by the loss of satellites or the need to put replacement
                                                         satellites in orbit and Iridium will not be required to
                                                         bear the costs of satellite replacement;
                                                       - in the various jurisdictions in which Iridium operates or expects to operate, there will be no material change in
                                                         legislation or regulations or the administration thereof
                                                         that will have an adverse effect on the business of
                                                         Iridium, including Iridium's expectation that it will be
                                                         able to provide its services on a virtually global basis;
                                                       - there will be no material adverse changes in any of
                                                         Iridium's existing material contracts or the ability of
                                                         Iridium's various contractors to perform their obligations
                                                         (including Motorola's ability to perform under the O&M
                                                         contract); and
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
                                                       - the capacity of the Iridium System, as affected by, among other things, spectrum allocation and customer usage patterns, will meet or exceed Iridium's expectations.

                                                       One or more of these assumptions is likely to be incorrect and, accordingly, actual results and developments are likely to be different, and may be materially different from those expressed or implied by any forward looking statements.

                                                       Iridium does not intend to publish updates or revisions of the forward looking statements included in this report or the materials incorporated by reference in this report or of this
                                                       discussion of some of the factors that could cause actual
                                                       results to differ from those expressed or implied in the
                                                       forward looking statements.

   IRIDIUM IS TRANSITIONING                            Iridium is transitioning from a development stage company into
   FROM A DEVELOPMENT STAGE                            an operating company. It is extremely important to Iridium's
   COMPANY INTO AN OPERATING                           success that it effects this transition smoothly. This will
   COMPANY; IRIDIUM HAS NO                             require Iridium to complete successfully a number of complex
   MEANINGFUL REVENUES OR HIS-                         tasks for the operation of Iridium's system while
   TORY OF OPERATIONS;                                 simultaneously attracting customers and ensuring that they are
   IRIDIUM'S FUTURE REVENUES                           satisfied with Iridium World Services. Iridium has no meaningful
   MAY NOT COVER ITS                                   history of operations on which investors can evaluate its
   EXPENSES                                            performance and has no significant revenues. In addition, many of the services Iridium offers are new and there is no
                                                       operational service that provides a direct comparison. Further,
                                                       Iridium has accumulated significant losses in the development and construction of the Iridium System and expects to continue to accumulate significant losses until it has substantial
                                                       revenues from operations.

     Iridium is a start-up                             Iridium has incurred significant indebtedness to fund the
     company with substantial                          development and construction of the Iridium System. Until
     debt and no meaningful                            Iridium has substantial revenues from operations, it will rely
     operating history or                              on additional indebtedness to pay its expenses and to make
     significant revenues.                             payments on its indebtedness. We cannot give you any assurance about:

                                                       - Whether or when Iridium will have sufficient customers or revenues to satisfy its funding requirements or the covenants in its bank facilities and debt securities.

                                                       - Whether Iridium will ever be profitable.

   RISK OF HIGHLY LEVERAGED                            Iridium is a highly leveraged company and has incurred
   CAPITAL STRUCTURE                                   substantial indebtedness, including indebtedness that is secured by its assets.  Iridium expects that it will need to incur additional
     Iridium had borrowed                              indebtedness or access other sources of financing. Iridium
     approximately                                     currently is not generating any meaningful revenues to fund its
     $3.02 billion                                     operations or repay its indebtedness. The amount of debt needed
     as of March 1, 1999                               to finance the Iridium System could be increased by one or more
     and expects to borrow a                           factors outside Iridium's control, including:
     substantial amount of                             - the inability to generate revenues in the amount and within
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
     additional funds. Iridium                           the time frame Iridium expects;
     is not currently generating                       - cost increases for the construction or operation of the
     any meaningful revenues                             Iridium System; and
     to fund its operations or                         - increases in applicable interest rates.
     repay its indebtedness.

                                                       For example, subscriber levels and revenues from Iridium's initial commercial operations have been significantly below
                                                       Iridium's expectations and, consequently, Iridium is in the process of revising its expectations of its external funding requirements, which are likely to increase.  For further
                                                       discussion of the effects Iridium's slower than anticipated ramp-up in subscribers and revenues has had and is likely to have, see "Iridium May Be Unable to Satisfy or May Be
                                                       Adversely Constrained By the Covenants in Its Bank Facilities
                                                       and Debt Securities".

                                                       Iridium's current and future debt service requirements could have important consequences on its business, including:
                                                       - limiting Iridium's ability to obtain additional financing;
                                                       - reducing the amount of funds available for operations
                                                         because a substantial portion of Iridium's cash flow from
                                                         operations will be dedicated to the payment of principal
                                                         and interest on its indebtedness; and
                                                       - increasing Iridium's sensitivity to adverse economic
                                                         conditions.

   IRIDIUM MAY BE UNABLE TO                            In the secured bank facility, Iridium has covenanted, among
   SATISFY OR MAY BE ADVERSELY                         other things, that, as of a series of dates beginning with
   CONSTRAINED BY THE COVENANTS                        March 31, 1999, it will satisfy certain minimum revenue and
   IN ITS BANK FACILITIES AND                          subscriber levels, including the conditions that:
   DEBT SECURITIES                                     - at March 31, 1999 it have cumulative cash revenues of at least $4 million, cumulative accrued revenues of at least $30 million, at least 27,000 Iridium World Satellite Service
                                                         subscribers and at least 52,000 total subscribers;

                                                       - at June 30, 1999 it have cumulative cash revenues of at
                                                         least $50 million, cumulative accrued revenues of at least $150 million, at least 88,000 Iridium World Satellite Service
                                                         subscribers and at least 213,000 total subscribers; and

                                                       - at September 30, 1999 it have cumulative cash revenues of at least $220 million, cumulative accrued revenues of at least
                                                         $470 million, at least 173,000 Iridium World Satellite
                                                         Service subscribers and at least 454,000 total subscribers.

Iridium's subscriber and                               As a result of various factors, Iridium's subscriber levels and
revenue ramp-up has been                               revenues for its initial commercial operations have been
significantly slower than                              significantly below its prior estimates. Accordingly, Iridium
anticipated and Iridium has                            has requested and received a waiver of compliance with the
sought and received a                                  March 31, 1999 revenue and subscriber conditions from the
limited waiver of the                                  lenders under the secured bank facility. This waiver is
March 31, 1999 minimum                                 conditioned on Iridium's compliance with the March 31,
subscriber and revenue                                 1999 minimum revenue and subscriber levels by May 31,
covenants in the secured                               1999. The waiver does not affect or constitute a waiver of
bank facility. The lenders                             any other term of the secured bank facility, including the
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
under the secured bank                                 minimum revenue and subscriber conditions at June 30, 1999
facility are under no                                  and September 30, 1999. Iridium believes that its slower
obligation to provide                                  than expected subscriber  ramp-up and revenue generation
similar waivers or.                                    have been primarily the result of problems with the initial
amendments in the future.                              distribution of subscriber equipment and the availability of fully-trained service providers and sales personnel.
                                                       Iridium is in the process of revising its revenue and
                                                       subscriber estimates in the light of these initial distribution difficulties. Iridium intends to request an amendment of
                                                       the secured bank facility to modify the minimum revenue
                                                       and subscriber level covenants and other terms to reflect this revision. There can be no assurance that the lenders under the secured bank facility will agree to such an amendment. In
                                                       addition, in consideration for agreeing to such an amendment, the lenders under the secured bank facility may require Iridium to agree to additional covenants and provide additional
                                                       compensation.

     If Iridium is unable to                           Other financial covenants in the secured bank facility require
     satisfy the covenants in                          Iridium to comply with certain financial ratios as of various
     the secured bank facility,                        dates, including maximum debt to total invested capital,
     the lenders under the                             maximum secured debt to earnings, maximum debt to earnings
     secured bank facility                             and minimum interest expense to earnings. For Iridium to satisfy
     generally would have the                          these covenants it will have to make a successful transition
     right to declare a default                        into an operating company and substantially increase
     and could pursue various                          demand for its services.
     remedies, including
     enforcing their security                          Various factors, including those discussed in this
     interests in substantially                        Risk Factor exhibit, could prevent Iridium from satisfying
     all of the assets of                              these covenants in the future. If Iridium is unable to
     Iridium  (which include                           satisfy the covenants in the secured bank facility, the lenders
     the Iridium System                                under the secured bank facility generally would have the right
     and represent                                     to declare a default and could pursue various remedies,
     substantially all of                              including enforcing their security interests in substantially
     Iridium's assets) and                             all of the assets of Iridium (which include the Iridium
     Parent's investment in                            System and represent substantially all of Iridium's
     Iridium.                                          assets) and Parent's investment in Iridium.

                                                       In addition, Iridium's management is not able to make decisions freely about certain business matters because the secured bank facility, the Motorola guaranteed bank facilities and the
                                                       indentures relating to its senior notes include certain
                                                       covenants that, among other things, restrict the ability of
                                                       Iridium and its subsidiaries to:
                                                       - dispose of assets;
                                                       - incur additional indebtedness;
                                                       - incur guarantee obligations;
                                                       - prepay other indebtedness or amend other debt instruments;
                                                       - pay dividends;
                                                       - create liens on assets;
                                                       - make investments, loans or advances;
                                                       - make acquisitions;
                                                       - engage in mergers or consolidations;
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
                                                       - change the business conducted by Iridium;
                                                       - make certain asset or stock dispositions; and
                                                       - enter into certain transactions with affiliates and related persons.

   IRIDIUM MAY HAVE                                    Iridium estimates that its funding requirements for 1999 and the
   SIGNIFICANT ADDITIONAL                              two to three years thereafter principally will be driven by the
   FUNDING NEEDS                                       costs of operating and maintaining the satellite constellation, the costs of providing Iridium services and interest expense.

     Iridium's actual
     funding needs may exceed                          Iridium estimates that its cash funding requirements for 1999
     its estimates, perhaps                            will be approximately $1.65 billion.  Iridium expects that its
     substantially, for a                              financing requirements for the two to three year period following
     number of reasons,                                1999 will be driven by costs similar in type to those expected
     including if Iridium is                           in 1999.  Iridium expects to satisfy its 1999 funding needs from
     unable to generate                                committed funding, revenues and, if necessary, additional
     revenues in the amount and                        external funding.  For the two to three years following 1999,
     within the time frame it                          Iridium generally expects to fund its costs from revenues from
     expects or if Iridium                             Operations and, if required, additional financing.
     has unexpected cost
     increases.                                        These estimates are forward looking and Iridium's actual
                                                       funding requirements are likely to differ, and may differ
                                                       materially, from these estimates. Iridium's estimated funding requirements should be viewed in light of the following facts:
                                                       - Iridium has no meaningful history of operations or revenues and there is no operational service that provides a direct comparison to Iridium;

                                                       - Iridium is in the process of revising its subscriber and revenue estimates because initial sales of Iridium World
                                                         Services has been significantly below expectations.

                                                       - Iridium's estimates assume, among other things, that
                                                         there will be a sufficient number of customers for, and usage of, the Iridium System to generate substantial revenues;

                                                       - The availability of the additional sources of funding
                                                         Iridium expects to be able to use is not completely within
                                                         Iridium's control and is conditioned on Iridium satisfying certain conditions; and

                                                       - Iridium faces challenges and risks.

                                                       Iridium's estimated funding requirements do not reflect any contingency amounts and may increase, perhaps substantially, in the event Iridium is unable to generate revenues in the amount and within the time frame it expects or if Iridium has
                                                       unexpected cost increases. Many factors, including the factors discussed in this section, could adversely affect Iridium's ability to generate revenues and could increase its costs of operations.

                                                       Iridium's current revision of its subscriber and revenue estimates is likely to increase Iridium's estimates of its funding needs, and
                                                       Iridium expects that it may need additional financing.  There can be no assurance that Iridium will be able to obtain
                                                       such additional financing on satisfactory terms or at all.
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
   RISK OF LOW SERVICE                                 The Iridium System is not intended to provide communication
   DEMAND BECAUSE OF PRICING,                          services that compete with land-line telecommunications and
   SERVICE QUALITY, EQUIPMENT                          land-based cellular services. Instead, the Iridium System is
   CHARACTERISTICS, COMPETITION                        designed to complement such services. Iridium World Satellite
   AND OTHER MARKET FACTORS                            Services is priced significantly higher than most land-based phone services, and Iridium customers are not expected to
                                                       discontinue their use of land-based wireless services.

     Many market factors,                              Iridium's estimates of its funding needs assume there will be
     including pricing, could                          substantial demand for Iridium services in 1999
     prevent Iridium from                              and that Iridium will be able to charge a premium over the cost
     generating revenue in the                         of a land-based call for its satellite services because such
     amount and within the time                        services provide global mobility. Iridium currently expects
     frame it expects.                                 that its wholesale usage fees for international Iridium World
                                                       Satellite Services calls between two countries will result in suggested retail prices that, in aggregate, are approximately
                                                       25% to 30% above the retail prices for land-based voice calling options that traveling customers could use for a similar call between the same two countries (e.g., international calling card and international cellular roaming rates). If demand for
                                                       Iridium services is not significant or if the market will not support such a global mobility premium, Iridium may be unable to generate sufficient revenues. In addition to pricing, a number of other market factors, including service quality, equipment characteristics and competition, could adversely affect demand for Iridium services.

     The price of Iridium's                            Motorola's multi-mode phone generally has an initial retail
     phones and pagers may ad-                         price of at least $3,000 and Motorola's alphanumeric pager
     versely affect customer                           generally has an initial retail price of at least $600. Iridium
     demand for Iridium's                              expects the retail prices for Kyocera phones and pagers to be
     services.                                         similar to the retail prices for Motorola's equipment. These prices substantially exceed current prices for cellular phones and pagers and could adversely affect the demand for Iridium's services because potential customers may be unwilling to make such a significant investment just to have access to a new service.
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
     Iridium does not                                  Under Iridium's pricing strategy it sets wholesale prices for
     control its retail                                its services and its service providers control the price to the
     prices and, if they are                           customer. Service providers may price Iridium services at a
     set too high, demand                              level that is too high, thereby reducing total demand without
     for Iridium's services                            an offsetting increase in per minute revenue to Iridium.
     may be adversely                                  Moreover, competition may force Iridium and its service
     affected. Prices in the                           providers to reduce prices below those assumed in Iridium's
     telecommunications in-                            revenue estimates. In addition, pricing for telecommunication
     dustry have been                                  services, including long distance rates, has trended downward
     dropping, which may                               in recent years. This downward trend may make it difficult for
     adversely affect                                  Iridium to maintain or raise its wholesale prices.
     Iridium's ability to
     generate revenues.
                                                       The Iridium System does not afford the same voice quality, signal strength and degree of building penetration as mature land-based cellular or paging systems. This difference in
                                                       service quality could adversely affect demand for Iridium
                                                       services.

     The larger sized                                  The Kyocera and Motorola phones are larger and heavier than
     Iridium phones and pagers                         today's pocket-sized cellular phones and have a significantly
     may adversely affect                              longer and thicker antenna. Motorola's pager is slightly larger
     customer demand for                               than today's standard alphanumeric belt-worn pagers. The larger
     Iridium services.                                 size of Iridium's phones and pagers may adversely affect
                                                       customer demand for Iridium services.

                                                       In addition, competition, including competition from other satellite systems and from the extension of land-based
                                                       telecommunications systems to areas that are currently not serviced by landline or land-based wireless phone or paging systems, could reduce demand that might otherwise exist for
                                                       Iridium's services.

   FACTORS AFFECTING                                   Iridium's ability to generate sufficient operating revenues
   CUSTOMER ACCEPTANCE OF                              will depend upon customer satisfaction with Iridium services.
   SATELLITE-BASED SERVICE                             Iridium believes that customer satisfaction will depend on a variety of factors, including:

     The use of satellites                             - price of its services, phones and pagers;
     in the Iridium System                             - the technical capabilities of Iridium's equipment;
     expands coverage but                              - the quality of the services Iridium offers, including voice
     satellite voice and                                 quality, call completion rates and dropped call rates; and
     paging services have                              - the extent, availability and price of alternative
     certain service                                     telecommunications services.
     limitations that cus-
     tomers may not be                                 Satellite-based communications over the Iridium System
     willing to accept.                                experience degradation in service quality in certain places and are completely unavailable in some places. In particular:

                                                       - Satellite-based services are adversely affected in places where obstructions, such as buildings and other natural and man-made obstacles, are positioned between a satellite and the user.

                                                       - These adverse effects on satellite calls increase as the
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
                                                         obstacles become larger and more densely spaced.

                                                       - In densely packed urban areas or inside buildings with
                                                         steel construction and metal coated glass common in many
                                                         urban high rise buildings (including, in particular, in most hotels and professional buildings), no meaningful satellite voice service is available.

                                                       - Use of an Iridium phone in a moving automobile for a
                                                         satellite call makes the effect of obstructions temporary but more pronounced because the structure of automobiles tends to obstruct the satellite signal.

                                                       - The actual limitations on satellite-based services vary, sometimes significantly, as conditions change and as the
                                                         satellites move in their orbits.

                                                       The Iridium satellite paging service also experiences
                                                       degradation in certain places. These limitations on
                                                       satellite-based services are more significant than current limitations on service experienced by customers of land-based cellular systems and traditional paging systems.

                                                       For Iridium to succeed, its customers must accept:
                                                       - the service limitations described above;
                                                       - higher prices for Iridium's satellite services than the
                                                         current prices for cellular and paging services; and
                                                       - heavier hand-held phones and larger pagers than those
                                                         currently used for most cellular and paging services.

                                                       Iridium's customers may not accept these limitations. These limitations could result in significantly lower sales or lower usage of Iridium's services than Iridium anticipates.

                                                       The Iridium System has not been designed to provide high-speed data and facsimile transmission capability. As a result,
                                                       Iridium expects that the appeal of its facsimile and data
                                                       services (which are not expected to be available until
                                                       mid-1999) will be limited.

                                                       Also, the Iridium System lacks the operational capacity to provide service to a very large number of customers in
                                                       concentrated areas using the system simultaneously.

POTENTIAL UNDERSUPPLY OF PHONES AND PAGERS;            Iridium phones and pagers are an essential part of the Iridium
DISTRIBUTION AND SERVICE                               system. Iridium believes that Motorola's and Kyocera's
PROVIDER CONCERNS                                      inability to manufacture and distribute a significant
                                                       number of phones and pagers at the commencement
     Insufficient supply of                            of commercial operations constrained Iridium's initial
     Iridium telephones and                            marketing and distribution efforts. Future undersupplies
     pagers could harm                                 of subscriber equipment could adversely affect
     Iridium.                                          Iridium's commercial operations and
                                                       its ability to generate meaningful revenues.



                                                       Distribution Concerns. The initial global distribution of phones and pagers is one of Iridium's most significant challenges as it
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
                                                       transitions from a development stage company into an operating company. While Iridium's service providers, who are responsible for direct sales to customers, are disparately located across the, globe the supply sources of phones and pagers are limited.
                                                       Getting phones and pagers from production locations to a large number of service providers spread over the globe is a significant challenge. Hurdles that must be overcome include customs and tax clearance in each of the countries to which the phones and pagers are shipped and coordination with numerous local and regional distribution channels.

                                                       Service Provider Concerns.  Iridium believes one of its most significant challenges is identifying, contracting with, motivating and training service providers in  a number of countries to identify potential Iridium customers, to accurately inform such customers about Iridium World Services, to market Iridium
                                                       phones and pagers and to distribute the equipment and
                                                       provide customer service once sales have been made.  Iridium has also experienced difficulties coordinating sales to customers with operations that span more than one gateway service territory.

                                                       There can be no assurance that Iridium and its gateway operators and service providers will be able to distribute phones and pagers to various parts of the world or market Iridium services on an effective and timely basis. A failure to distribute phones and pagers and Iridium World Services on a global and timely basis would adversely affect Iridium.

   RISKS RELATING TO LOW DE-                           There is a risk that sufficient demand for Iridium services will not
   MAND FOR PAGERS AND PHONES;                         materialize in a timely manner unless Iridium and its
   POTENTIAL NEED FOR SUBSIDIES                        gateway operators or service providers subsidize the cost of
                                                       Iridium phones and pagers. Neither Iridium nor, to Iridium's
     Iridium may have to                               knowledge, its gateway owners and service providers currently
     subsidize the price of                            plan to provide any such subsidies. The costs associated with
     phones and pagers to                              those subsidies, including Iridium's portion of those costs,
     stimulate demand for                              could be significant. Iridium's current projected funding needs
     its services.                                     do not reflect any costs associated with subsidization.

   TECHNOLOGY IMPLEMENTATION                           For the Iridium System to operate properly, Motorola and its
   RISKS                                               subcontractors must make a number of sophisticated and diverse technologies work together -- this is a complex task that has
     Integrating the Iridium                           not been attempted before. This task is further complicated by
     system's various                                  the following facts:
     technologies, including                           - the Iridium System is expected to operate 24 hours a day;
     software and com-                                 - most of the Iridium System's hardware is in space; and
     munications hardware,                             - system-wide testing, maintenance and repair could adversely
     was an extremely complex                            affect Iridium's ability to provide the service quality it
     task and future                                     anticipates.
     operations could reveal
     serious problems that                             Iridium believes that the development and implementation of the
     cannot be corrected                               software for the Iridium System was one of the largest and most
     without adversely                                 complex software creation and integration tasks ever undertaken
     affecting Iridium's                               in the telecommunications industry. The Iridium System
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
     services.                                         software, including the software that controls the satellites and the on-the-ground business support systems necessary for customer billing, has not been subject to the demands of
                                                       commercial operations at the levels Iridium will need to be successful. This software will have to be reprogrammed if
                                                       errors are revealed.

   POTENTIAL FOR DELAYED OR                            The Iridium System is the first satellite-based global personal
   IMPAIRED OPERATIONS                                 communications system. However, other companies are
                                                       attempting to develop satellite-based systems to compete with
     If Iridium's transition                           Iridium. A significant part of Iridium's strategy is to
     from a development                                capitalize on its first-to-market advantage. If Iridium's
     stage company into a                              transition from a development stage company into an operating
     company with                                      company is delayed or its ability to provide the services it
     substantial commercial                            expects is impaired, there likely would be:
     operations is delayed                             - harm to the competitive advantage Iridium expects to
     or its ability to                                   achieve under its current strategy;
     provide services                                  - delay in Iridium's generation of revenue; and
     is impaired, its                                  - a significant effect on Iridium's ability to repay its
     ability to generate revenues                        indebtedness.
     and its competitive position
     may be materially harmed.                         A significant delay in Iridium's transition to a company with substantial commercial operations or a significant impairment of its ability to provide the services it expects could occur if:
                                                       - significant errors in the design and implementation of the
                                                         Iridium System are discovered during commercial operations;
                                                       - commercial operations reveal that significant improvements in service quality are needed if Iridium services are to
                                                         generate the demand Iridium expects; or
                                                       - a significant number of satellites fail to operate for any reason. See "-- Risks Related to the Satellites", below.

   LIMITED SATELLITE-BASED                             Iridium's ability to supply satellite-based service depends upon
   SERVICE CAPACITY                                    the capacity of the Iridium System. Various factors, including customer usage patterns, have a significant effect on the Iridium
     If Iridium experiences                            System's capacity for a particular geographic area and on a
     unexpected customer                               system-wide basis. The most important factors include:
     usage patterns or its                             - customer usage patterns; and
     available spectrum is                             - the amount of spectrum (the frequencies at which Iridium is
     fully utilized, the ability                         allowed to operate the Iridium System) available to the Iridium
     of customers to place or                            system.
     receive calls may be
     adversely affected.                               Iridium could experience unexpected customer usage patterns that could exceed the capacity of the Iridium System at one or more gateways -- similar to an overload of regional circuits on a land-based system. If Iridium faces significant capacity issues, its ability to acquire additional spectrum (which can be thought of as similar to adding more "lines" to a land-based system) is subject to significant regulatory hurdles. If
                                                       adverse usage patterns occur or other significant constraints are placed on the Iridium System, customers may have difficulty in placing or receiving calls on the system, which could
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
                                                       materially and adversely affect Iridium.

   RISKS RELATED TO THE                                A significant portion of Iridium's tangible assets are its low earth
   SATELLITES                                          orbit satellites and the related land-based control facilities.
                                                       Maintaining this equipment is a complex and costly undertaking
     The risk of satellite                             which has not been attempted previously on a commercial basis.
     loss or damage is                                 In particular, the costs of satellite loss or failure are significant.
     significant, and the
     effect of satellite
     losses or damage could                            The loss or failure of one or more satellites, including
     be substantial.                                   temporary losses, that for whatever reason are not promptly corrected by fixing or replacing the problem satellite, could cause:
                                                       - gaps in service availability;
                                                       - significantly degraded service quality;
                                                       - increased costs; and
                                                       - losses of revenue for the period that service is
                                                         interrupted or impaired.

                                                       Accordingly, the loss or failure of any satellite or satellites could materially and adversely affect Iridium. A satellite can be lost or fail for a variety of reasons, including:
                                                       - colliding with something, including space debris, another man-made object or space phenomena such as comets or
                                                         meteors;
                                                       - mechanical anomalies or malfunctions; and
                                                       - failure of the rocket, by explosion or otherwise, that was to place the satellite in orbit.

                                                       Space debris and other in-space risks. Iridium's satellites operate in low earth orbit and, as a result, face a higher risk of damage from space debris than satellites that operate farther away from the earth.Because objects in low earth orbit are moving at different speeds, the Iridium satellites can be more readily hit by space debris -- which can include sand, pebbles, dust and rocks shed by comets, as well as the remains of man-made objects floating in space. Even a very small piece of space debris can cause significant damage to a satellite.

                                                       Mechanical Anomalies and Malfunctions. During the initial
                                                       deployment of the Iridium System, Iridium experienced problems or "anomalies" with several of its satellites. Those anomalies, which in some cases included control problems and the
                                                       satellite's failure to function as expected, caused those
                                                       satellites to be excluded from Iridium's initial constellation.

                                                       You should note that:

                                                       - anomalies such as occurred with respect to those
                                                         satellites, or other anomalies with comparable effects, could occur in the future;

                                                       - such anomalies could have a significant adverse effect on
                                                         Iridium;

                                                       - from time to time certain events could occur that may cause
                                                         Iridium or Motorola to conclude that one or more
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
                                                         malfunctioning satellites should not be included in the satellite constellation, and the unavailability of such satellite
                                                         could have an adverse effect on the operation of the
                                                         Iridium System; and

                                                       - while Motorola has absorbed the direct financial
                                                         consequences of all satellite losses to date, there can be no assurance Motorola will do so in the future.

                                                       The O&M contract with Motorola provides for the operation and maintenance of Iridium's space assets (including the satellite constellation) for Iridium's first five years of operation.
                                                       Iridium has the option to extend the O&M contract for an
                                                       additional two years. Under the O&M contract, Motorola bears the risk of satellite malfunction, but Iridium bears the risk of damage to satellites by the acts of third parties, including the degradation or complete loss of any satellite due to
                                                       contact with space debris.

                                                       Launch-related risks. Motorola expects that it will need to launch additional satellites from time to time to maintain
                                                       the Iridium System. Accordingly, a launch failure or failures could have a material adverse effect on Iridium. Satellites are launched on launch vehicles, or rockets. Launches of satellites can fail because:
                                                       - a rocket crashes, aborts or explodes (which recently
                                                         happened to one of Iridium's competitors); or
                                                       - satellites are damaged as they are loaded into the rocket, during the launch, or as they are deployed from the rocket.

                                                       In addition, launches can be delayed for many reasons,
                                                       including poor weather conditions, other launch failures or government actions. Placing multiple satellites in each Iridium launch vehicle significantly increases the risk that a launch failure will have a material and adverse effect on Iridium.

                                                       Life Expectancy of the Satellites; Financial Effect of Loss of Satellites.
                                                       Iridium's business plan currently assumes that each of the satellites will have an average useful life of at least five years from its initial date of commercial service. Iridium's satellites may not, however, remain in operation for an average of at least five years as Iridium expects. If a significant number of satellites do not remain in operation for the full five years, Iridium's operations,including its ability to provide service and generate revenues,could be materially harmed and its costs of operating will likely increase.

   COMPETITION RISKS                                   Certain sectors of the telecommunications industry are highly competitive in the United States and other countries. The
     \Iridium faces direct                             uncertainties and risks created by this competition are intensified
     competition from a                                by the continuous technological advances that characterize the
     variety of operating                              industry, regulatory developments that affect competition and
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
     and planned satellite                             alliances between industry participants.
     systems and land-based
     services.

                                                       Satellite Services Competitors. While Iridium is the only company that currently serves the global satellite personal
                                                       communications market with hand-held phones and belt-worn
                                                       pagers, Iridium anticipates that more than one system may serve this market in some fashion in the future. Iridium believes that its most likely direct competition will come from the planned ICO telecommunications service and from one or more of the other
                                                       Federal Communications Commission licensed MSS applicants:
                                                       - Loral/Qualcomm Partnership, L.P. (on behalf of Globalstar);
                                                       - MCHI (on behalf of Ellipso); and
                                                       - Constellation Communications Inc. (on behalf of
                                                         ECCO/Aries).

                                                       Iridium also expects to encounter competition from Inmarsat, which currently serves the global satellite communications market as well as from regional mobile satellite systems, three of which have been launched (Asia Pacific Mobile
                                                       Telecommunications Satellite, Afro-Asian Satellite and PT Asia
                                                       Cellular Satellite) and several of which are in the planning stage.

                                                       Other Competitors. Iridium's World Roaming Service
                                                       offering, which allows Iridium subscribers to roam onto a
                                                       variety of cellular networks, faces competition from existing and will face additional competition from future land-based cellular interprotocol roaming services, which provide roaming services across similar cellular networks. GTE Mobilnet ("GTE")
                                                       and Deutsche Telekom Mobil ("DeTeMobil") of Germany
                                                       currently offer GlobalRoam, a two-way cellular roaming service between certain North American cellular networks and cellular networks in certain European countries. AT&T Wireless Service of the United States and Vodafone of the United Kingdom offer
                                                       CellCard, a service that is very similar to GlobalRoam. Two other proposed mobile satellite systems, ICO and Globalstar, and at least one regional geostationary orbit satellite system,
                                                       ACeS, have indicated that they may also offer some form of dual-mode satellite/cellular service, which may include
                                                       interprotocol roaming capabilities such as those expected to be offered by Iridium. In addition, a number of rental services, primarily in the United States, provide cellular phones to persons traveling in countries with cellular standards that differ from the traveler's home market.

                                                       Currently, the world's large cellular network owners and
                                                       operators are considering adopting a coordinated standard for future cellular networks. If such a coordinated standard is agreed upon and new networks are built, Iridium's ability to provide interprotocol roaming would cease to be an advantage.
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
                                                       Iridium does not expect that such systems would be available on a global basis until sometime after 2002.

   COMPETITION FOR SERVICE                             In addition to competing for customers for its service,
   PROVIDERS AND SPECTRUM                              Iridium also expects to compete with various other
   ALLOCATION                                          communications services for local service providers. A failure to effectively compete with these services could materially and adversely affect Iridium's ability to effectively market and distribute its services and equipment.

     Iridium will face                                 Furthermore, ICO could have an advantage in obtaining
     competition from other                            spectrum allocations and local operating approvals in a number
     services for local                                of countries because it is affiliated with Inmarsat, an
     service providers                                 international satellite organization, and investors in ICO and
                                                       Inmarsat include many state-owned telecommunications
                                                       companies, which may have influence with the regulatory
                                                       authorities in their countries.

   RISKS ASSOCIATED WITH                               The Iridium System's operation is subject to regulation by
   LICENSING                                           the United States and other national administrations. This regulation is pervasive and largely outside Iridium's control.

     Iridium cannot                                    Iridium, Motorola and the various gateway owners have made
     currently offer its                               substantial progress in receiving the authorizations necessary
     services in every                                 to operate the Iridium System, but a significant number of
     country.                                          regulatory authorizations necessary for Iridium to meet its service coverage objectives have not yet been obtained. In certain countries in which Iridium expects its customers will want to use Iridium's services, the authority to offer
                                                       Iridium's services and operate Iridium Satellite phones has not been received, and unless Iridium receives such authorizations, service in those countries will be limited or will not exist at all.

     Iridium has covenanted                            In the secured bank facility, Iridium has covenanted, among
     in its secured bank                               other things, that it will maintain, or cause to be maintained,
     facility that it will                             the regulatory authority to offer Iridium World Satellite
     maintain the authority                            Service in a minimum number of countries. While Iridium
     to offer Iridium                                  believes it will be able to satisfy this covenant, the
     World Satellite Service                           regulation of satellite voice services generally is outside
     in a minimum number of                            Iridium's control. If Iridium is unable to satisfy this or
     countries. Failure to                             certain other covenants in the secured bank facility, the
     satisfy this and other                            lenders under the secured bank facility generally would have
     covenants would give                              the right to declare a default and could pursue various
     the lenders under                                 remedies, including enforcing their security interests in
     secured bank facility                             substantially all of the assets of Iridium (which
     the right to declare an                           include the Iridium System and represent substantially all of
     event of default.                                 Iridium's assets) and Parent's investment in Iridium.

                                                       You also should carefully consider the information discussed in
                                                       "Certain Regulations that Affect Iridium".

   RELIANCE ON MOTOROLA,                               Operation of the Iridium System. Iridium relies extensively
   GATEWAY OWNERS AND OTHER                            on third parties to perform functions critical to its
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
   THIRD PARTIES                                       operations. Iridium does not independently have, and does not intend to acquire, except by contracting with other parties,
     Iridium relies                                    the ability to:
     extensively on third                              - develop or produce replacements for the components of the
     parties to perform                                  Iridium System;
     functions critical to                             - launch additional or replacement satellites; or
     its operations.                                   - operate and maintain the Iridium System.

                                                       Currently, Iridium relies on Motorola to provide these critical functions.

                                                       Gateway Operators. Iridium is dependent on the activities
                                                       of its gateway operators for its success. Iridium has obtained commitments from its investors who are gateway operators that they will continue to use their reasonable best efforts to perform certain critical functions including:
                                                       - obtaining the necessary licenses, if any, from the
                                                         jurisdictions in their gateway territories;
                                                       - operating their gateways;
                                                       - maintaining the connections between the Iridium System and the PSTNs;
                                                       - marketing Iridium Services;
                                                       - contracting with, or acting as, service providers; and
                                                       - managing relationships with Iridium's customers either
                                                         directly or through service providers.

                                                       Distribution and Marketing of Iridium Services. Iridium's
                                                       success also depends upon the motivation and ability of its service providers to generate current demand for Iridium
                                                       Services, phones and pagers. Service providers are responsible for the sales of Iridium Services and of Iridium subscriber equipment to the ultimate consumer. Service providers are, or are selected by, Iridium's gateway operators. Iridium's
                                                       business plan assumes the service providers will make
                                                       substantial sales of Iridium phones, pagers and services as
                                                       Iridium transitions from a development stage company into an operating company. However, as a result of many factors,
                                                       including the failure of service providers to promote Iridium services effectively, demand for Iridium services may not be generated on a timely basis. See "-- Risk of Low Service
                                                       Demand Because of Pricing, Service Quality, Equipment
                                                       Characteristics, Competition and Other Market Factors" and
                                                       "-- Potential Undersupply of Phones and Pagers; Distribution
                                                       Concerns".

   RISKS ASSOCIATED WITH                               Iridium has three principal supply contracts (each with
   PRINCIPAL SUPPLY CONTRACTS                          Motorola):

                                                       - the space system contract for the design, development,
     Iridium's major                                     construction and delivery in orbit of the space segment which
     contracts relating to                               has an aggregate cost of approximately $3.435 billion and
     the Iridium System are                              is substantially complete;
     of limited duration, and                          - the O&M contract, which runs for five years from November,
     Motorola's liability                                1998 (extendable, at Iridium's option, for an additional two
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
     under them is                                       years), covers the operation of the space segment of the
     significantly limited.                              Iridium System, including monitoring, upgrading and
                                                         replacing the hardware and software necessary to maintain
                                                         specified performance levels, and has an aggregate cost
                                                         (subject to certain adjustments) of approximately $2.89
                                                         billion over the initial five year term; and

                                                       - the terrestrial network development contract for the design and development of the gateway hardware and software, which is expected to be complete by year end 1999 and has an
                                                         aggregate cost (subject to certain adjustments) of
                                                         approximately $356 million.

                                                       These contracts are of limited duration and Motorola's
                                                       liability under them is significantly limited. The contracts provide that if Motorola has any liability to Iridium under the space system contract, the O&M contract, the terrestrial
                                                       network development contract or any other contract between
                                                       Iridium and Motorola in connection with the Iridium System, that liability may be limited to $100 million in the aggregate in virtually all circumstances. In addition, under the space system contract, Motorola is not required to refund amounts
                                                       Iridium previously paid to it. Subject to certain exceptions,
                                                       Iridium bears the risk, including additional costs, if any, resulting from excusable delays under the space system
                                                       contract, as well as certain of the risks of loss for
                                                       satellites in orbit. The O&M contract and the terrestrial
                                                       network development contract have similar provisions regarding excusable delays, waivers and limitations on liability. See
                                                       "Management's Discussion and Analysis of Financial Condition
                                                       and Results of Operations -- Liquidity and Capital Resources"
                                                       for a description of certain of Motorola's and Iridium's
                                                       obligations under these contracts.

                                                       The obligations Motorola is required to perform under these contracts are highly specialized and, if Motorola becomes
                                                       unable to perform its obligations under these contracts, it would be very difficult, if not impossible, for Iridium to engage a replacement contractor in a timely manner or at all.
                                                       See "-- Reliance on Motorola, Gateway Owners and Other Third
                                                       Parties".

   CONFLICTS OF INTEREST                               Motorola has and will have various conflicts of interest
   WITH MOTOROLA                                       with Iridium. Motorola is:

                                                       - the creator and developer of the concept of the Iridium
     Because of Motorola's                               system;
     varying roles with                                - responsible for the design, construction, operation and
     respect to Iridium,                                 maintenance of the Iridium System;
     there are a number of                             - a founding, and the largest single, investor in Iridium;
     significant conflicts of interest                 - a gateway owner;
     between Iridium and                               - Iridium's largest class 1 interest holder (and potentially
     Motorola.                                           the largest class A common stock holder in IWCL because class
                                                         1interests are exchangeable for class A common stock);
                                                       - a holder of warrants to acquire additional substantial
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
                                                         membership interests in Iridium;

                                                       - the guarantor of a substantial amount of Iridium's borrowings;

                                                         and
                                                       - entitled to receive significant additional equity and cash from Iridium for guaranteeing Iridium's borrowings and
                                                         permitting Iridium to defer payments under the O&M
                                                         contract.

                                                       Motorola's Influence on Iridium. Motorola does not by
                                                       itself control the Iridium Board of Directors and it is not permitted to participate in Iridium's decisions or other
                                                       actions concerning the space system contract, O&M contract or the terrestrial network development contract. However, Motorola could in certain situations exercise significant influence over
                                                       Iridium because:
                                                       - Motorola currently has the right to appoint 6 of the 27
                                                         members of the Iridium Board of Directors and its
                                                         representation could increase if it provides further
                                                         financial support to Iridium; and

                                                       - Motorola could have control over Iridium similar to that of a creditor through its position as a guarantor of some of
                                                         Iridium's borrowings and as a creditor under various
                                                         material contracts.

                                                       In addition, under the Motorola MOU and the Motorola ARG,
                                                       Iridium has agreed with Motorola that, among other things, it will:
                                                       - compensate Motorola for providing guarantees, deferral
                                                         rights and other credit support (collectively, the "Motorola exposure", which generally includes the aggregate amount
                                                         guaranteed by or permitted to be deferred by Motorola);

                                                       - use its best efforts to reduce the Motorola exposure to no more than $275 million by the earliest possible date, including obtaining bank credit agreements not guaranteed by Motorola and using revenues from operations, if available, to reduce the available borrowings under the guaranteed credit
                                                         facilities;

                                                       - not have outstanding in excess of (a) $1.7 billion of
                                                         indebtedness for borrowed money that is secured by the assets of Iridium or (b) $1.62 billion of senior notes;

                                                       - not make certain acquisitions without Motorola's consent;
                                                         and
                                                       - provide Motorola with the right (in addition to Motorola's rights to representation based on its holdings of class 1
                                                         interests) to appoint one additional director to the Board of Directors of Iridium any time the Motorola exposure
                                                         exceeds $275 million and the right to appoint a second
                                                         additional director to the Board of Directors of Iridium
                                                         any time the Motorola exposure exceeds $750 million.

                                                       Motorola's Contractual Relations with Iridium. Motorola
                                                       and Iridium entered into the space system contract, the O&M
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
                                                       contract and the terrestrial network development contract after extensive negotiations. The predecessor of Iridium under those contracts, however, was a wholly owned subsidiary of Motorola at the time the space system contract and O&M contract were negotiated and therefore these negotiations were not con-
                                                       ducted on an arm's-length basis. Moreover, although these
                                                       agreements provide for specific prices, Motorola's obligations and liabilities are subject to certain limitations which
                                                       allocate various risks to Iridium and may have the effect of increasing the price paid by Iridium. Iridium's payment
                                                       obligations under these agreements have comprised, and are expected to continue to comprise, most of Iridium's expenses.

CONFLICTS OF INTEREST                                  The Iridium Board of Directors consists of representatives
WITH GATEWAY OWNERS                                    of certain of the world's leading telecommunications companies.

                                                       Almost all of the members of the Iridium Board of Directors
Iridium has certain                                    have been appointed by investors in Iridium who also are
conflicts of interest                                  gateway owners and service providers. Because Iridium is a
with its gateway owners                                supplier to the gateways and the service providers, the
and service providers                                  interests of Iridium are expected to conflict in certain
                                                       respects with the interests of its gateway owners and the
                                                       service providers. For example, this conflict of interest is relevant when the wholesale prices that Iridium will charge for satellite airtime and other Iridium Services are set -- some gateway operators and service providers may prefer prices that are higher or lower than the system optional prices because their customers are less or more price sensitive.

   YEAR 2000 READINESS                                 Iridium is addressing the Year 2000 issue. The "Year 2000 issue"
   DISCLOSURE                                          refers to the fact that many computer software application and operations programs (including embedded chips) written in the
     In a reasonably likely worst                      past may not properly recognize dates ending in "00" as meaning
     case scenario, (i) a power                        2000 rather than 1900. This could result in the incorrect
     failure at a ground station                       performance of computer calculations and functionality involving
     location could impact Iridium                     dates. Iridium's Year 2000 Program, or "Y2K Program",
     handset to Iridium handset                        addresses information-technology,
     service; or (ii) a call could                     or "IT", and non-IT problems that
     fail to be completed due to a                     may exist within the Iridium System, including Iridium's
     failure in the existing wireless                  suppliers, roaming partners, service providers and other material
     or landline telecom network                       distributors. The Y2K program encompasses Iridium's space and
     for those Iridium services that                   ground facilities,as well as the relevant operations of Iridium's
     depend upon the transmission                      material suppliers and distributors, and addresses both IT and
     of calls over such networks.                      non-IT systems.
     Iridium has established a                         Iridium has performed an initial inventory of all
     program to assess and mitigate                    Iridium hardware, software and infrastructure, as well as material
     these and other risks, but                        vendors, to identify potential Year 2000 issues and to determine
     cannot provide assurance                          the action required, if any, to correct the problem. Through the
     that all actions necessary to                     gateways, Iridium is contacting its third party roaming partners
     correct a Year 2000 problem                       and service providers to determine the Year 2000 status of their
     will be completed in a timely                     systems, as well as their plans to bring them into compliance. The
     manner.                                           assessment of Iridium developed systems and those of Iridium's key suppliers has been completed. The results have indicated
                                                       that necessary upgrades can be installed by, and the Y2K
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
                                                       Program substantially completed by, July 1, 1999. The gateways are still completing their evaluation of their internally developed systems and the status of this analysis is not finalized. However, Iridium has every indication that the systems critical to the completion of an Iridium call from one Iridium handset to another Iridium handset is expected to be Y2K ready by July 1, 1999. We also have determined that the systems critical to billing and
                                                       settlements are expected to be Y2K ready by July 1, 1999.

                                                       In a reasonably likely worst case scenario (i) a power failure at a ground station location could impact Iridium handset to Iridium handset service; or (ii) a call could fail to be completed due to a failure in the existing wireless or landline telecom network for those Iridium services that depend upon the transmission of calls over such networks. Iridium has established a program to assess and mitigate these and other risks, but cannot provide assurance that all actions necessary to correct a Year 2000 problem will be completed in a timely manner. Iridium believes that if the Y2K
                                                       Program is completed as scheduled, the potential of significant interruptions of normal operations should be reduced. However,
                                                       Iridium cannot assure you that its systems and the systems of those third parties on which its operation relies will be compliant in a timely manner or that there will not be a material disruption of Iridium's business or a material adverse effect on Iridium's liquidity, financial condition or results of operations because of a
                                                       Year 2000 problem.

   RISKS ASSOCIATED WITH                               Iridium intends to make its services available in almost
   INTERNATIONAL OPERATIONS AND                        every country. As a result, Iridium and its gateway operators
   DEVELOPING MARKETS                                  and service providers are subject to risks related to each country's domestic and international policies and risks related
     Certain risks related                             to economic conditions in many regions of the world, such as:
     to the domestic and                               - changes in domestic and foreign government regulations and
     international policies                              telecommunications standards;
     and economies of the                              - licensing requirements, tariffs or taxes and other trade
     various countries in which                          barriers;
     Iridium operates could                            - price, wage and exchange controls;
     adversely affect Iridium.                         - political, social and economic instability;
                                                       - inflation; and
                                                       - interest rate and currency fluctuations.

                                                       Iridium, its gateway operators or service providers could be adversely affected on a country-specific, regional or
                                                       system-wide basis by these factors. See "-- Potential
                                                       Undersupply of Phones and Pagers; Distribution Concerns" and
                                                       "-- Reliance on Motorola, Gateway Owners and Other Third
                                                       Parties".

   DEPENDENCE ON KEY MANAGE-                           Iridium's success depends upon the efforts of its management
   MENT AND QUALIFIED PERSONNEL                        team and its ability to attract and retain qualified management and personnel. Iridium has no employment contract with any
     Iridium relies on key                             employee and is subject to the possibility of loss of one or
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
     employees with whom it                            more key employees at any time. Iridium also relies upon
     does not have                                     several employees of Motorola who play a key role in the
     employment agree-                                 performance of Motorola's obligations under the O&M contract.
     ments                                             Iridium has no control over the relationship between Motorola and its employees. The loss of one or more of these key
                                                       employees could adversely affect Iridium. In addition,
                                                       Iridium's success will be dependent in part upon gateway
                                                       operators having qualified personnel at the various gateways to execute significant aspects of Iridium's licensing, marketing and distribution efforts.

   RISKS ASSOCIATED WITH                               If significant and rapid growth in demand for Iridium World
   GROWTH                                              Services is achieved it would require Iridium and its gateways to make additions to personnel and management information
     Currently, the capacity                           systems to manage that growth while continuing to meet customer
     of the Iridium System                             service expectations. In addition, because Iridium's assigned
     cannot grow above                                 spectrum (frequency band) and satellite infrastructure
     certain limits.                                   characteristics set inherent capacity limitations, growth above certain levels currently is not possible.

   RISKS ASSOCIATED WITH                               IWCL is a Bermuda company. IWCL's Bermuda legal counsel
   INCORPORATION UNDER BERMUDA                         has advised IWCL that uncertainty exists about whether Bermuda
   LAW                                                 courts will:
                                                       - enforce judgments obtained in other jurisdictions
     Bermuda law may not                                 (including the United States) against IWCL or its officers or
     permit you to sue IWCL                              directors under the securities laws of those
     for certain securities                              jurisdictions; or
     law claims, and you may                           - entertain actions in Bermuda against IWCL or its officers
     not be able to enforce a                            or directors under the securities laws of other jurisdictions.
     U.S. court's judgment
     against IWCL.                                     There is no treaty in effect between the United States and
                                                       Bermuda providing for enforcement of U.S. judgments. In
                                                       addition, there are grounds upon which Bermuda courts may
                                                       refuse to enforce judgments of U.S. courts, and certain
                                                       remedies available under the U.S. federal securities laws would not be allowed in Bermuda courts, as they may be contrary to
                                                       Bermuda's public policy.

   RISK IWCL WILL LOSE MAN-                            Under the LLC agreement, IWCL has certain special rights
   AGEMENT RIGHTS UPON A                               including:
   CHANGE IN CONTROL;                                  - the right to designate two members of the Iridium Board of
   IRIDIUM'S INFLUENCE OVER THE                          Directors, one of whom will act as a Vice Chairman of Iridium;
   IWCL BOARD OF DIRECTORS                               and
                                                       - the right to block certain significant transactions
     IWCL could lose its                                 involving Iridium.
     special management
     rights in Iridium if                              Iridium will have the right to terminate these special rights
     there is change in                                following an IWCL "change in control", which includes
     control of IWCL.                                  circumstances in which:
                                                       - an entity other than Iridium becomes the beneficial owner of more than 30% of IWCL's outstanding common stock; or
                                                       - there is a change in a majority of the members of IWCL's








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
                                                         Board of Directors over a two year period that is not approved by a vote of 66 2/3% of the members of the IWCL Board then still in office who were directors at the beginning of the two year period or whose election or nomination for
                                                         election was previously so approved.

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